Terms of Executive Employment Agreement
The following term sheet (the “Term Sheet”) sets forth the terms for the employment of Fran Soistman (“Executive”) as the Chief Executive Officer of eHealth, Inc. (“eHealth”). Following the execution of the Term Sheet, which shall initially govern the employment relationship between the Executive and eHealth, they will thereafter enter into good faith negotiations with respect to an employment agreement reflecting these terms, which employment agreement shall then supersede this Term Sheet. Accordingly, the parties hereto agree as follows:

1.	Position:	Chief Executive Officer reporting to the Board of Directors (the “Board”).

2.	Start Date/Relocation:	Start date as an employee is September 22, 2021 (the date Executive actually first commences employment, the “Start Date”), with a transition to the Chief Executive Officer role as of November 1, 2021. Relocation will not be required, and Executive will travel as reasonably needed, as mutually determined by Executive and the Board.

3.	Board of Directors:	Executive will initially be appointed to the Board after becoming Chief Executive Officer.

4.	Term of Employment:	At-will; Executive or eHealth may terminate employment, at any time, with or without notice or cause. Severance payable, as described below.

5.	Base Salary:	$750,000 per year, subject to subsequent increases as determined by the Compensation Committee in accordance with annual review process.

6.	Target Bonus:	Target annual bonus of 110% (with a maximum bonus of 175%) of Base Salary as then in effect payable upon achievement of performance goals set forth as part of eHealth’s performance bonus plan for the applicable year and approved in the sole discretion of the Compensation Committee after consultation with Executive, subject to continued employment through the date bonuses are paid to eHealth executives generally. Guaranteed on a pro-rated basis for 2021 calculated based on the target percentage of 110% and the time of service as Chief Executive Officer during 2021. Compensation Committee to review with respect to 2023 and future years.

7.	Start Bonus:	Cash starting bonus of $200,000 to be paid within 30 days following commencement of employment.

8.	Initial Equity Grants:	(A) Two options to purchase a number of shares of eHealth’s outstanding common stock with an exercise price per share equal to the fair market value per share on the date of grant (the “Options”).

The first Option will cover 100,000 shares of common stock and will vest as to 25% of the shares subject to the Option on the one-year anniversary of the Start Date and as to the remainder of the shares subject to the Option each month thereafter in equal installments on the same day of the month as the Start Date through the fourth anniversary of the Start Date, subject to Executive’s continued service to eHealth or its subsidiaries through each such date. For the avoidance of doubt, the Option will be fully vested 48 months after the Start Date, assuming such continued service.

The second Option will cover 100,000 shares of common stock and will vest based on achievement of certain stock price goals (as discussed below).

(B) In addition to the stock options set forth above, three restricted stock unit awards (the “RSU Awards”):

The first RSU Award will cover 60,000 shares of common stock and will vest as to 25% of the shares subject to the RSU Award on the one-year anniversary of the Start Date and in equal quarterly installments thereafter on the same day of the month as the Start Date through the fourth anniversary of the Start Date, subject to Executive’s continued service to eHealth or its subsidiaries through each such date. For the avoidance of doubt, the RSU Award will be fully vested 48 months after the Start Date, assuming such continued service.

The second RSU Award will cover 70,000 shares of common stock and will vest based on achievement of stock price goals (as discussed below).

The third RSU Award (the “Starting RSUs”) will cover 12,500 shares, which will vest with respect to 1/16 of the shares subject to the award on the date of grant, and in 15 equal quarterly installments thereafter, subject to Executive’s continued service to eHealth or its subsidiaries through each such date.

The Options and RSUs are intended to serve as a material inducement to the Executive to become an employee of the Company and will be granted under, and be subject to the terms and conditions of an equity plan of eHealth and the applicable form of award agreement thereunder. All grants of equity awards are subject to the approval of the Compensation Committee, Executive being employed by eHealth on the date of grant and, if required by law, a Form S-8 being filed and effective as of the date of grant. The Options will be presented to the Compensation Committee for approval on the Start Date, with a grant date that is ten business days following the date of approval. The RSU Awards will be presented to the Compensation Committee for approval as soon as practicable after the Start Date, but no later than the first regularly scheduled Compensation Committee meeting following the Start Date, with a grant date that is no more than ten business days following the date of approval. Details as to the Options and RSU Awards that are subject to performance goals are set forth on Exhibit A.

Executive will be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements eHealth may have in effect from time to time. The Compensation Committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award; provided, however, that (except (a) as otherwise determined by the Compensation Committee due to performance issues, and (b) in the case of non-ordinary course (e.g. retention or new hire) grants), Executive shall receive awards on a basis no less favorable than other senior executives of the Company.

9.	Benefits:	Executive will be eligible to participate in eHealth’s employee benefit plans, policies and arrangements applicable to other executive officers.

10.	Regular Severance:	In the event that outside the Change of Control Period eHealth terminates Executive’s employment for reasons other than “Cause,” or in the event Executive resigns as a result of “Good Reason,” Executive will receive:

(i) Lump sum payment equal to 24 months’ Base Salary;

	(ii)	A pro-rated target bonus for the year in which the termination occurs (and, if actual performance for the year exceeds target and the date of termination is July 1 or later, the remainder of the target bonus for such year, paid when bonuses are paid to other executives);

	(iii)	Any unpaid bonus with respect to the prior year, based on actual performance;

	(iv)	COBRA reimbursement for Executive and Executive’s eligible dependents for 18 months following such termination (if eHealth cannot provide the benefit without violating Section 2716 of the Public Health Service Act, eHealth will, in lieu continuing benefits, provide Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the last date of employment with eHealth, which will be made regardless of whether Executive elects COBRA continuation coverage);

	(v)	Executive will be granted 12 additional months of vesting credit, with respect to any time based Options and/or RSU Awards that are not subject to performance conditions (with such vesting being calculated as if the award had been subject to monthly vesting); provided, however, that the Starting RSUs will vest in full.

	(vi)	Any performance Options or RSU Awards that have satisfied the stock price goal, but for which the service-based vesting had not yet been satisfied, will vest, and the remainder of the performance awards that have not satisfied the stock price goals will terminate and be cancelled for no consideration, except as set forth on Exhibit A.

Change of Control Severance:	In the event that within the Change of Control Period eHealth, or its successor company, terminates Executive’s employment for reasons other than “Cause,” or in the event Executive resigns as a result of “Good Reason,” Executive will receive:

	(i)	a lump-sum equal to the sum of (A) 24 months of Base Salary and (B) two times Executive’s then-current target bonus;

	(ii)	Any unpaid bonus with respect to the prior year, based on actual performance;

	(iii)	COBRA reimbursement for Executive and Executive’s eligible dependents for 18 months following such termination (if eHealth cannot provide the benefit without violating Section 2716 of the Public Health Service Act, eHealth will, in lieu continuing benefits, provide Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the last date of employment with eHealth, which will be made regardless of whether Executive elects COBRA continuation coverage), and

	(iv)	one hundred percent (100%) of Executive’s then-outstanding and unvested time-based equity awards will become vested in full. Any performance Options or RSU Awards that have satisfied the stock price goal (including in connection with the Change in Control), but for which the service-based vesting had not yet been satisfied will also vest and the remainder of the performance awards that have not satisfied the stock price goals will terminate and be cancelled for no consideration.

Conditions to Receipt of Severance:	The severance will be subject to Executive executing a release of claims in a form reasonably acceptable to eHealth and Executive that becomes effective no later than 60 days following termination.

Definitions:
“Cause” will mean (i) Executive’s commission of any act of fraud, embezzlement or dishonesty, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony under the laws of the United States or any state thereof, (iii) Executive’s continued failure to perform lawfully assigned duties for 30 days after receiving written notification from the Board, (iv) Executive’s unauthorized use or disclosure of confidential information or trade secrets of the Company, (v) Executive’s material breach of any material agreement with the Company or (vi) any other intentional misconduct by Executive that adversely affects the business of the Company in a material manner, after having been provided with written notice and (other than in the case of clause (ii)) a 14-day opportunity to cure (if the Board determines a cure to be possible) and to be heard by the Board with Executive’s counsel present.

“Change of Control” will mean the occurrence of any of the following events:

(i)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)	The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii)	The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.

“Change of Control Period” will mean the period beginning on the date four (4) months prior to, and ending on the date that is twelve (12) months following, a Change of Control.

“Good Reason” will mean that Executive resigns his employment within 120 days after any of the following is undertaken by the Company (or its acquirer) without Executive’s express written consent: (i) a reduction in Executive’s title, (ii) a material reduction of Executive’s duties, authority or responsibilities, (including but not limited to a material reduction in duties, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity such that Executive is no longer the Chief Executive Officer of a publicly-traded company); (iii) any material (at least 10%) reduction of Executive’s Base Salary and potential bonus (other than a proportionate reduction in Executive’s Base Salary that affects all senior management of the Company); (iii) failure of a successor to the Company to assume this agreement; (iv) any material breach by the Company of any material agreement with Executive; or (v) prior to a Change of Control (and, following a Change of Control if the Company’s Board exists following such Change of Control) Executive’s position as a member of the Board terminates as a result of the Board’s failing to nominate him for election or re-election thereto; provided, however, that Good Reason shall not exist unless Executive has provided written notice to the Board of the purported grounds for the Good Reason within 90 days of its initial existence and the Company has been provided at least 30 days to remedy the condition.

Other Termination
of Employment:	In the event eHealth terminates Executive’s employment with eHealth for “Cause” or Executive terminates such employment without “Good Reason,” Executive will receive (i) all Base Salary accrued up to the effective date of termination, (ii) all benefits or compensation accrued prior to termination, as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive, and (iii) all business expenses required to be reimbursed under eHealth’s expense reimbursement policy to Executive with respect to reasonable business expenses incurred prior to termination.

Death and Disability:	In the event Executive’s employment with eHealth terminates due to Executive’s death or disability, Executive will receive payments in accordance with

eHealth’s standard plans, programs, and practices, as well as (a) a pro rata bonus for the year of termination, payable when other bonuses are paid, and only to the extent performance goals are actually met; and (b) any unpaid bonus with respect to the prior year, based on actual performance.

Golden Parachute Tax:	Executive will either receive the full payments and benefits due to him or a lesser amount so that Executive will not be subject to the Golden Parachute Excise Tax under the U.S. Internal Revenue Code, whichever results in Executive receiving more on an after-tax basis.

Indemnification:	Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by eHealth’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

Other Agreements:	Executive will execute eHealth’s standard forms of Proprietary Information and Inventions Agreement and Arbitration Agreement.

Attorneys’ Fees:	eHealth will reimburse Executive up to $20,000 for reasonable attorneys’ fees incurred in the negotiation, preparation, and execution of this term sheet, an employment agreement reflecting this term sheet, and related ancillary documents.

Enforcement Costs:	If any civil action or other legal proceeding, including arbitration, is brought for the enforcement of this or any other material agreement between the parties hereto, and/or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of such agreements, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses.

Governing Law:	Delaware.

Successors and Assigns:	The employment agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs and personal and legal representatives. The employment agreement shall also provide that the Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

EXHIBIT A
Options and RSU Awards that are subject to stock price goals will contain the following stock price hurdles: 25% vested at $58.00; an additional 15% vested at $64.00; an additional 15% vested at $70.00; an additional 15% vested at $76.00; an additional 15% vested at $82.00; and an additional 15% vested at $105.00. A stock price hurdle will be treated as having been met if the 90 trading day VWAP equals or exceeds such hurdle during the four-year period starting on the date of grant (the “Performance Period”). If a stock price hurdle has been met, the portion of Options or RSU Awards subject to that hurdle will vest on the earlier of (a) the one-year anniversary of the date that the hurdle was met or (b) the fourth anniversary of the date of grant, so long as Executive remains in continuous service to the Company through such earlier date (subject to the severance provisions of the employment agreement).
If, during the Performance Period, a Change in Control (as defined in the equity plan pursuant to which the award is granted) occurs, then the Performance Period will be shortened such that the Performance Period will end as of the Change in Control and, to the extent that any of the Performance Goals are achieved based on the value of the per-share consideration received by the Company’s stockholders in connection with the Change in Control (the “Per-Share Consideration”) (and, for the avoidance of doubt, in lieu of and without regard to any ninety (90) trading day VWAP otherwise required with respect to determining the achievement of Performance Goals not in connection with a Change in Control), such Performance Goal will be deemed achieved, as determined by the Compensation Committee in its sole discretion, and the applicable shares subject to the award as a result of such performance goal achievement will become eligible to vest. The unvested portion of the award will be forfeited automatically. Any eligible shares resulting from the Change in Control will be scheduled to vest on the first anniversary of the Change in Control, provided that Executive remains in continuous service through that vesting date (subject to the severance provisions of the employment agreement).
Upon a termination of service by the Company without Cause or by Executive for Good Reason in circumstances in which there is no Change in Control and Per-Share Consideration, if the initial $58.00 hurdle has been previously achieved, then the 90 trading day VWAP as of the date of termination will, to the extent it exceeds the highest previously-achieved hurdle and is less than the next-highest hurdle, be used to calculate pro rata vesting of the tranche that would have vested at the next highest hurdle, based on linear interpolation above such highest previously-achieved hurdle and below such next-highest hurdle, as calculated and determined in the sole discretion of the Compensation Committee. For example, if the $58.00 hurdle has been previously achieved as of the date of termination, and the 90 trading day VWAP as of the date of termination is $61.00 (i.e., halfway between $58.00 and $64.00), then half of the 15% of the RSU Award that would have vested upon the achievement of the $64.00 hurdle (i.e., 7.5%) will vest.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.
FRAN SOISTMAN, an individual
Dated: 9/22/21        /s/ Fran Soistman
Fran Soistman
EHEALTH, INC.
Dated: 9/22/21                By: /s/ Scott Giesler
                        Name: Scott Giesler
                        Title: SVP